Exhibit 107.1

Calculation of Filing Fee Tables

FORM S-8

(Form Type)

HERON THERAPEUTICS, INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title (1)	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common Stock, par value $0.01 per share (2)	Rule 457(a) (3)	3,750,000 (2)	$4.18	$15,675,000	$92.70 per $1,000,000	$1,453.08

Total Offering Amounts					$15,675,000		$1,453.08

Total Fee Offsets							—

Net Fee Due							$1,453.08

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares that become issuable by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration that results in an increase in the number of outstanding shares of common stock, par value $0.01 per share (“Common Stock”), of Heron Therapeutics, Inc., a Delaware corporation (the “Company” or the “Registrant”), or any anti-dilution provisions of the Amended and Restated 2007 Equity Incentive Plan (the “2007 Plan”) or the 1997 Employee Stock Purchase Plan (as amended) (the “ESPP”).

(2)	Represents: (i) 2,900,000 shares of Common Stock issuable under the 2007 Plan; plus (ii) 850,000 shares of Common Stock issuable under the ESPP.

(3)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h) under the Securities Act based upon the average of the high and low trading price as reported on The Nasdaq Capital Market on September 6, 2022, which was $4.18.